EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 18, 2019, with respect to the consolidated financial statements and schedule, as of December 31, 2018 and for the year then ended included in the Annual Report of Hunt Companies Finance Trust, Inc. on form 10-K for the year ended December 31, 2019, we consent by reference of said report in the Registration Statements of Hunt Companies Finance Trust, Inc. on Forms S-3 (File No. 333-211027 and File No. 333-215234.)

/s/ Grant Thornton LLP

New York, New York
March 16, 2020